Exhibit 10(xxxiii)

KULICKE AND SOFFA INDUSTRIES, INC.
2009 EQUITY PLAN

Performance Share Unit Award Agreement

This Performance Share Unit Award Agreement (the “Agreement”) dated as of October 29, 2009 is between Kulicke and Soffa Industries, Inc. (the “Company”) and ____________(the “Participant”) pursuant to the Kulicke and Soffa Industries, Inc. 2009 Equity Plan (the “Plan”).  Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.

WHEREAS, the Committee has authorized the grant to the Participant of Performance Share Units in accordance with the provisions of the Plan, a copy of which is attached hereto; and

WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence and confirm the grant of such Performance Share Units on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Share Units.  The Company hereby grants to the Participant an Award of _______________(# of units) Performance Share Units.  Upon fulfillment of the requirements set forth below, the Participant shall have the right to receive one share of Common Stock of the Company (“Share”) for each earned Performance Share Unit.  This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Performance Share Units).  Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.

2. Performance Share Unit Vesting.  The performance period for this Award shall commence on October 1, 2009 and shall end on September 30, 2012.  The Award shall be subject to performance vesting requirements based upon the achievement of Performance Goals as set forth in Appendix A to this Agreement.

3. Payment of Earned Performance Share Units.  For each earned Performance Share Unit, one Share shall be delivered to the Participant during the period from October 1 to December 15 following the end of the performance period, except as otherwise provided herein.

4. Termination of Service. Entitlement to the Award is also subject to the Participant remaining continuously employed through the last day of the performance period.  Notwithstanding the foregoing, if the Participant terminates employment during the performance period due to Retirement, Disability, death or involuntary termination without Cause, the Participant (or in the event of death, the Participant’s beneficiary) shall be entitled to a pro rata portion of the Award the Participant would otherwise have earned based on the actual achievement of the Performance Goals as determined at the end of the performance period had he or she remained employed to the end of the performance period. The pro rata portion will be calculated by multiplying the number of Performance Share Units by a fraction, the numerator of which is the number of full vesting months of the Participant’s employment in the performance period and the denominator of which is thirty-six.  Vesting months are measured from the first day of the performance period to the corresponding day of each succeeding month.  If the Participant terminates employment with the Company and Related Corporations for any other reason, all unvested Performance Share Units at the time of such termination of employment shall be forfeited.

5. Adjustment in Capitalization.  In the event any stock dividend, stock split, or similar change in the capitalization of the Company affects the number of issued Shares such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the number of Performance Share Units shall be proportionately adjusted as provided under the terms of the Plan.  Unless the Committee determines otherwise, the number of Performance Share Units subject to this Award shall always be a whole number.

6. Certain Corporate Transactions.  In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, if it determines that such termination is in the best interests of the Company.

 If the Participant will, following the corporate transaction, be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described above with respect to outstanding Awards, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

7. Change in Control.  Notwithstanding any other provisions of this Agreement, in the event a Change in Control (as defined in the Plan) occurs and the surviving or successor entity does not agree to assume the Performance Share Unit Award, the performance requirements under any outstanding Performance Share Units are waived and the Participant will vest in such Units if he or she is employed on the last day of the performance period.  A cash payment will be made as if “target” performance had been attained based on the value of Shares on the date of the Change in Control.  Such payment shall be made during the period from January 1 to March 15 following the end of the performance period.  If the surviving or successor entity agrees to assume the outstanding Performance Share Unit Award and the Participant is terminated without Cause (as defined in the Plan) prior to the twenty-four (24) month anniversary of the Change in Control, the Participant shall be entitled to a pro rata portion of the Award the Participant would otherwise have earned based on the actual achievement of the Performance Goals as determined at the end of the performance period had he or she remained employed to the end of the performance period. The pro rata portion will be calculated by multiplying the number of Performance Share Units by a fraction, the numerator of which is the number of full vesting months of the Participant’s employment in the performance period and the denominator of which is thirty-six.  Vesting months are measured from the first day of the performance period to the corresponding day of each succeeding month.

8. Restrictions on Transfer.  Performance Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

9. Withholding of Taxes.  The obligation of the Company to deliver Shares shall be subject to applicable Federal, state and local tax withholding requirements.  The Participant, subject to the provisions of the Plan and the Withholding Rules may satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares (or by returning previously acquired Shares to the Company).  Such election must be made in compliance with and subject to the Withholding Rules, and the Company may limit the number of Shares withheld to satisfy the minimum tax withholding requirements to the extent necessary to avoid adverse accounting consequences.

10. No Rights as a Shareholder.  Until Shares are issued, if at all, in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, the Participant shall have no rights as a shareholder.

11. No Right to Continued Employment.  Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Related Corporations to employ or continue the employment of the Participant for any period.

12. Governing Law.  The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflicts of law).

13. Signature in Counterpart.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

14. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

15. Amendment.  This Agreement may not be altered, modified or amended except by a written instrument signed by the Company and the Participant.

16. Sections and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant has executed this Agreement in duplicate as of the day and year first above written.

KULICKE AND SOFFA INDUSTRIES, INC.

By:
Name: David J. Anderson
Title: VP & General Counsel

By:
Participant

Kulicke & Soffa Industries
Performance Share Plan
October 2009

The Management Development and Compensation Committee of the Board of Directors has established the following Performance Share Plan terms for the 2009 Performance Share grants.  All Performance Share Award grants are made pursuant to the Kulicke & Soffa Industries 2009 Equity Plan.

Performance Metric:  Relative Total Shareholder Return

Performance for the purposes of determining the vesting of the performance share awards will be based on Relative Total Shareholder Return (TSR).  Relative TSR measures the K&S share price movement over a performance period relative to the share price movement of peer companies.

TSR = End of Period Share Price – Beginning of Period Share Price + Dividend
Beginning of Period Share Price

2009 Performance Share Awards

The terms of the grant are stated below:

Grant Date	October 29, 2009
Performance Period	October 1, 2009 to September 30, 2012
Vesting	3-year cliff vest on September 30, 2012
Peer Companies	Philadelphia Semiconductor Index (SOXX) companies at grant
Target Performance	Median of the Peer Companies
Payout Range	0% to 200% of Target Performance
Stock Averaging Period	90 calendar days

Peer Companies

The companies of the Philadelphia Semiconductor (SOXX) Index as of the Grant Date will comprise the Peer Companies for the determination of the Relative TSR results of K&S at Vesting.

Altera Corporation	National Semiconductor Corporation
Applied Materials, Inc	Novellus Systems
Advanced Micro Devices, Inc	SanDisk Corporation
Broadcom Corporation	STMicroelectronics N.V.
Intel Corporation	Teradyne
KLA-Tencor Corporation	Taiwan Semiconductor Manufacturing Co.
Linear Technology Corporation	Texas Instruments, Inc
Marvell Technology Inc	MEMC Electronic Materials
Micron Technology Inc	Xilinx, Inc

The Peer Companies may change over the Performance Period as follows:

•
In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity will remain a Peer Company, without adjustment to its financial or market structure.

•
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a member of the peer group, or with an entity that is not a Peer Company, in each case, where the Peer Company is the surviving entity and remains publicly traded, the surviving entity will remain a Peer Company.

•
In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a ‘going private’ transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not a surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

Changes to the companies comprising the SOXX Index over the Performance Period will not change the Peer Companies for the 2009 Performance Share Awards.

Target Performance

TSR for each of the Peer Companies is calculated and ranked highest to lowest.  The Median TSR performance of the Peer Companies is the TSR at which half the Peer Companies’ TSR results are below and half the Peer Companies’ TSR results are above.

Payout Range

Grants of Performance Share Awards will be made at the Target Performance amount defined as the Median performance of the Peer Companies.  The amount vested at Vesting will range from 0% to 200% of the Target Performance amount depending upon the final positioning of KLIC’s TSR to the median of the Peer Companies at the end of the Performance Period.